                                                                    EXHIBIT 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                               Fiscal Year Ended                             Three Months Ended
                                        ------------------------------------------------------------  -----------------------------
                                                                                                                           Pro Forma
                                                                                           Pro Forma  March 27,   April 2,  April 2,
                                        1990      1991      1992       1993       1994        1994      1994        1995     1995
                                                                       (In thousands, except ratio)
Income (loss) from continuing
  operations before income taxes and
  minority interest.................  $  (108)  $   427   $(1,526)   $(16,224)  $(25,534)   $(29,233)   $   488   $ 5,299   $ 4,874
Minority interest before income
  taxes.............................    6,768     5,383     5,669       5,421      6,791       6,791      1,536     2,386     2,386
                                      -------   -------   -------    --------   --------    --------    -------   -------   -------
                                       (6,876)   (4,956)   (7,195)    (21,645)   (32,325)    (36,024)    (1,048)    2,913     2,488
                                      -------   -------   -------    --------   --------    --------    -------   -------   -------

Fixed charges:
Interest expense....................   65,671    58,654    54,284      50,906     51,609      55,308     12,818    13,950    14,375
                                      -------   -------   -------    --------   --------    --------    -------   -------   -------

Earnings before income tax,
  discontinued operations and
  fixed charges.....................  $58,795   $53,698   $47,089     $29,261    $19,284     $19,284    $11,770   $16,863   $16,863
                                      =======   =======   =======     =======    =======     =======    =======   =======   =======
Ratio of earnings to fixed
  charges (1).......................        _         _         _           _          _           _          _      1.21      1.17
                                      =======   =======   =======     =======    =======     =======    =======   =======   =======

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(1) Earnings were inadequate to cover fixed charges by deficiencies of $6.9 million, $5.0 million, $7.2 million, $21.6 million and $32.3 million in the fiscal years ended December 30, 1990, December 29, 1991, December 27, 1992, December 26, 1993 and December 25, 1994, respectively, and by a deficiency of $1.0 million for the three months ended March 27, 1994. On a pro forma basis, earnings were inadequate to cover fixed charges by a deficiency of $36.0 million in the fiscal year ended December 25, 1994.